EXHIBIT 10.7
AGREEMENT REGARDING REGULATORY RESPONSIBILITIES
     This AGREEMENT REGARDING REGULATORY RESPONSIBILITIES (this “Agreement”), dated as of November 7, 2007, is entered into by and between MiddleBrook Pharmaceuticals, Inc., a Delaware corporation (“MiddleBrook”), and Lex Pharmaceuticals, Inc., a Delaware corporation (“Lex”).
     WHEREAS, MiddleBrook and Lex have entered into an Asset Purchase Agreement, dated as of the date of this Agreement, (the “Asset Purchase Agreement”) which, among other things, provides for the sale from MiddleBrook to Lex of certain New Drug Applications (“NDAs”);
     WHEREAS, pursuant to the Asset Purchase Agreement, and subject to conditions set forth therein, Lex may purchase a Notice of Claimed Investigational Exemption for a New Drug, number 73,767 (“IND”) submitted by MiddleBrook to the United States Food and Drug Administration (“FDA”);
     WHEREAS, pursuant to the terms of a Registration and Trademark License Agreement, dated as of the date hereof, between MiddleBrook and Lex, MiddleBrook will receive an exclusive license under the NDAs and, if purchased, the IND; and
     WHEREAS, MiddleBrook shall assume all regulatory responsibilities relating to the NDAs and the IND.
     NOW, THEREFORE, the parties hereto agree that the regulatory responsibilities under such NDAs and IND shall be as follows:
     1. Lex shall be the sponsor of the IND and shall transfer responsibilities for all obligations set forth in 21 C.F.R. Part 312 to MiddleBrook and shall authorize the FDA to communicate and interact with MiddleBrook on any and all matters.
     2. Lex shall be the holder of the NDAs and shall designate MiddleBrook as its agent under such NDA and shall authorize the FDA to communicate and interact with MiddleBrook on behalf of Lex on any and all matters pertaining to the NDA.
     3. On behalf of Lex, MiddleBrook shall coordinate and execute any and all regulatory actions, communications and filings relating to or arising under the NDAs and IND , including, without limitation, submission of amendments and supplements thereto, all communications to the FDA relating to such NDAs and IND, whether in writing, by telephone, fax or e-mail, and attendance at FDA meetings.
     4. As Lex’s agent for such NDAs and IND, MiddleBrook shall have complete and sole discretion to take or not take such actions as it deems reasonable and appropriate; provided that MiddleBrook shall at all times be in material compliance with all laws and regulations applicable to the NDAs and IND, and MiddleBrook shall not by and act or omission allow the NDAs or IND to terminate or be withdrawn.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement Regarding Regulatory Responsibilities to be executed by their duly authorized representatives as of the date first set forth above.

MIDDLEBROOK PHARMACEUTICALS, INC.

By:	/s/ Edward M. Rudnick

Name:	Edward M. Rudnick, Ph.D.
Title	President and Chief Executive Officer

LEX PHARMACEUTICALS, INC.

By:	/s/ Peter W. Steelman

Name:	Peter W. Steelman
Title:	President

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